Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-187452 on Form S-8 of our report dated February 20, 2014, (June 17, 2014, as to Note 1, Organization, Consolidation and Presentation of Financial Statements, Note 3, Goodwill and Other Intangible Assets, and Note 16, Segments) relating to the consolidated financial statements and financial statement schedule of West Corporation and subsidiaries, appearing in the Current Report on Form 8-K of West Corporation and subsidiaries dated June 17, 2014.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
June 17, 2014